Contact:	Arash A. Khazei
Chief Financial Officer
United PanAm Financial Corp.
Tel: 949.224.1227
e-mail: akhazei@upfc.com

News Release

UNITED PANAM FINANCIAL CORP. ANNOUNCES
FOURTH QUARTER 2008 RESULTS

Irvine, California – February 2, 2009 - United PanAm Financial Corp. (Nasdaq: UPFC) today announced results for its fourth quarter and year ended December 31, 2008.

For the quarter ended December 31, 2008, UPFC reported net income of $690,000 compared to $365,000 for the same period a year ago. Interest income decreased 19.7% to $47.8 million for the quarter ended December 31, 2008 from $59.5 million for the same period a year ago. UPFC reported net income of $0.04 per diluted share for the quarter ended December 31, 2008 compared to $0.02 per diluted share for the same period a year ago. The reported net income for the quarter ended December 31, 2008 includes an after tax charge of $797,000 or $0.05 per diluted share for restructuring charges associated with the closure of 12 branches in the fourth quarter of 2008.

For the year ended December 31, 2008, UPFC reported a net loss of $451,000 compared to net income of $10.6 million for the same period a year ago. Interest income decreased 4.7% to $218.6 million for the year ended December 31, 2008 from $229.5 million for the same period a year ago. UPFC reported a net loss of $0.03 per diluted share for the year ended December 31, 2008 compared to net income of $0.65 per diluted share for the same period a year ago. The reported net loss for the year ended December 31, 2008 includes an after tax charge of $11.8 million or $0.75 per diluted share for restructuring charges associated with the closure of 75 branches during the year ended December 31, 2008 and other non-recurring charges.

The increase in net income for the quarter ended December 31, 2008 compared to the same period a year ago primarily reflects the following:

•
Interest income decreased 19.7% to $47.8 million from $59.5 million due primarily to a decrease in average loans outstanding as a result of UPFC’s strategy of downsizing its operations, suspending new loan originations and reducing its branch footprint in order to lower expenses and meet required liquidity needs.

•
Interest expense increased 13.3% to $14.5 million from $12.8 million primarily due to higher market interest rates on the new term facility. As a result, net interest margin as a percentage of interest income decreased from 78.5% for the quarter ended December 31, 2007 to 69.6% for the quarter ended December 31, 2008.

•
Provision for loan losses decreased due to a decrease in loans outstanding and suspension of new loan originations, offset by an increase in the annualized charge-off rate to 9.20% for the quarter ended December 31, 2008 from 7.99% for the same period a year ago. The factors that impact the increased charge-off rate are the overall deteriorating economic environment and the adverse effect from a declining receivable balance.

•
Non-interest expense decreased 23.4% to $19.3 million from $25.2 million for the same period a year ago. The decrease in non-interest expense was due primarily to a decrease in compensation and benefits expense as a result of the branch closures, partially offset by a pretax restructuring charge of $1.3 million ($797,000 after tax).  The restructuring charge included severance, fixed asset write-offs, closure and post-closure costs. Non-interest expense, excluding the restructuring charges and other non-recurring charges as a percentage of average loans dropped to 9.2% from 10.7% for the same period a year ago.

As a result of the continued disruptions in the capital markets, UPFC has continued its strategy to further downsize its operations and reduce its branch footprint in order to lower expenses and meet required liquidity needs. During the quarter ended December 31, 2008, UPFC closed an additional 12 branches bringing the total number of branches to 67 branches in operation as of December 31, 2008. The closures of the 75 branches year-to-date resulted in a decrease in the number of employees of approximately 460 or 40% of the work force since December 31, 2007. In addition, UPFC has suspended new loan originations during the end of the third quarter of 2008 and during the entire fourth quarter of 2008 to allow UPFC's outstanding receivables to shrink to a level where UPFC's capital base will be able to finance future originations at lower advance structures available in the market.

UPFC has historically used a warehouse facility to fund its automobile finance operations to purchase automobile contracts pending securitization.  The warehouse facility has now converted to a term loan, which amortizes pursuant to a pre-determined schedule, such that UPFC will pay all amounts owed under the warehouse facility by October 16, 2009. UPFC is currently pursuing and evaluating alternative sources of financing and is also considering additional sales of receivables on a whole-loan basis. At this time, there is no assurance UPFC will be able to arrange for other types of financing or be able to sell receivables on a whole-loan basis in the future.

UPFC has obtained temporary waivers from the insurance providers that insure UPFC’s outstanding securitizations regarding the approval of the appointment of Mr. James Vagim as UPFC’s chief executive officer and has also obtained temporary waivers regarding a covenant that UPFC maintain a $250 million warehouse line.  UPFC is continuing discussions with the insurance providers to obtain permanent waivers, but there is no assurance UPFC will obtain such waivers.  If UPFC is unable to obtain permanent waivers or continued temporary waivers for both these items, then each insurance provider may elect to enforce the various rights and remedies that are governed by the different transaction documents for each securitization, such as terminating our servicing rights

United PanAm Financial Corp.

UPFC is a specialty finance company engaged in automobile finance, which includes the purchasing and servicing of automobile installment sales contracts originated by independent and franchised dealers of used automobiles.  UPFC conducts its automobile finance business through its wholly-owned subsidiary, United Auto Credit Corporation.

Forward Looking Statements

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the Company’s strategies, plans, objectives, intentions and projections.  Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “realize,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the Company’s actual results to differ materially from those anticipated in such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, such factors as UPFC’s access to liquidity sources; UPFC’s dependence on securitizations; the lack of a securitization market; UPFC’s need for substantial liquidity to run its business; loans UPFC made to credit-impaired borrowers; reliance on operational systems and controls and key employees; competitive pressures which UPFC faces; changes in the interest rate environment; general economic conditions; the effects of accounting changes; inability to manage consolidating operations; inability to obtain permanent waivers from monoline providers; and other risks discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. UPFC undertakes no obligation to publicly update or revise any forward-looking statements.

# # #
Editors Note:  Four pages of selected financial data follow.

United PanAm Financial Corp. and Subsidiaries
Consolidated Statements of Financial Condition

	December 31, 2008	December 31, 2007
(Dollars in thousands)
Assets
Cash	$5,773	$9,909
Short term investments	3,701	7,332
Cash and cash equivalents	9,474	17,241
Restricted cash	70,895	73,633
Loans	710,251	882,651
Allowance for loan losses	(43,220)	(48,386)
Loans, net	667,031	834,265
Premises and equipment, net	5,073	6,799
Interest receivable	8,476	10,424
Other assets	33,819	34,819
Total assets	$794,768	$977,181

Liabilities and Shareholders’ Equity
Securitization notes payable	$406,087	$762,245
Term facility and warehouse line of credit	200,218	35,625
Accrued expenses and other liabilities	18,450	9,660
Junior subordinated debentures	10,310	10,310
Total liabilities	635,065	817,840

Preferred stock (no par value):
Authorized, 2,000,000 shares; no shares issued and outstanding	—	—
Common stock (no par value):
Authorized, 30,000,000 shares; 15,749,699 and 15,737,399 shares issued and outstanding at December 31, 2008 and 2007, respectively	50,317	49,504
Retained earnings	109,386	109,837

Total shareholders’ equity	159,703	159,341

Total liabilities and shareholders’ equity	$794,768	$977,181

United PanAm Financial Corp. and Subsidiaries
Consolidated Statements of Income

(In thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008		2007
Interest Income
Loans	$47,455	$58,461		$216,533	$225,427
Short term investments and restricted cash	320	992		2,101	4,031
Total interest income	47,775	59,453		218,634	229,458
Interest Expense
Securitization notes payable	6,774	10,799		34,961	38,721
Term facility and warehouse line of credit	7,564	1,758		16,116	7,682
Other interest expense	199	245		687	1,046
Total interest expense	14,537	12,802		51,764	47,449
Net interest income	33,238	46,651		166,870	182,009
Provision for loan losses	13,450	21,228		64,994	69,764
Net interest income after provision for loan losses	19,788	25,423		101,876	112,245

Non-interest Income	590	414		2,506	1,730
Non-interest Expense
Compensation and benefits	11,855	16,182		56,706	62,169
Occupancy	1,707	2,518		8,348	9,336
Other non-interest expense	4,418	6,542		20,652	25,201
Restructuring charges	1,285	—		9,209	—
Other non-recurring charges	—	—		9,890	—
Total non-interest expense	19,265	25,242		104,805	96,706

Income (loss) before income taxes	1,113	595		(423)	17,269
Income taxes	423	230		28	6,683
Net income (loss)	$690	$365		$(451)	$10,586
Earnings per share-basic:
Net income (loss)	$0.04	$0.02	$	(0.03)	$0.66
Weighted average basic shares outstanding	15,746	15,734		15,740	15,926
Earnings per share-diluted:
Net income (loss)	$0.04	$0.02		$(0.03)	$0.65
Weighted average diluted shares outstanding	15,746	15,927		15,740	16,357

United PanAm Financial Corp. and Subsidiaries
Consolidated Statement of Changes in Shareholders’ Equity

	Number of Shares	Common Stock	Retained Earnings	Total Shareholders’ Equity

	(Dollars in thousands)
Balance, December 31, 2007	15,737,399	$49,504	$109,837	$159,341
Net loss	—	—	(451)	(451)

Issuance of restricted stock	12,300	215	—	215

Stock-based compensation expense	—	598	—	598

Balance, December 31, 2008	15,749,699	$50,317	$109,386	$159,703

United PanAm Financial Corp. and Subsidiaries
Selected Financial Data

(Dollars in thousands)	At or For the Three Months Ended				At or For the Twelve Months Ended
	December 31, 2008		December 31, 2007		December 31, 2008		December 31, 2007

Operating Data
Contracts purchased	$—		$106,026		$266,574		$590,767
Contracts outstanding	$739,728		$926,350		$739,728		$926,350
Unearned acquisition discounts	$(29,477)		$(43,699)		$(29,477)		$(43,699)
Average loan balance	$779,354		$938,421		$875,678		$898,851
Unearned acquisition discounts to gross loans	3.98%		4.72%		3.98%		4.72%
Average percentage rate to borrowers	22.72%		22.64%		22.72%		22.64%

Loan Quality Data
Allowance for loan losses	$(43,220)		$(48,386)		$(43,220)		$(48,386)
Allowance for loan losses to gross loans net of unearned acquisition discounts	6.09%		5.48%		6.09%		5.48%
Delinquencies (% of net contracts) 31-60 days 61-90 days 90+ days	1.52 0.39 0.19	% % %	0.78 0.30 0.16	% % %	1.52 0.39 0.19	% % %	0.78 0.30 0.16	% % %
Total	2.10%		1.24%		2.10%		1.24%
Repossessions over 30 days past due (% of net contracts)	1.46%		0.89%		1.46%		0.89%
Annualized net charge-offs to average loans (1)	9.20%		7.99%		8.01%		6.39%

Other Data
Number of branches	67		142		67		142
Number of employees	685		1,147		685		1,147
Interest income	$47,775		$59,453		$218,634		$229,458
Interest expense	$14,537		$12,802		$51,764		$47,449
Interest margin	$33,238		$46,651		$166,870		$182,009
Net interest margin as a percentage of interest income	69.57%		78.47%		76.32%		79.32%
Net interest margin as a percentage of average loans (1)	16.97%		19.72%		19.06%		20.25%
Non-interest expense to average loans (1)	9.83%		10.67%		11.97%		10.76%
Non-interest expense to average loans (1) (2)	9.18%		10.67%		9.79%		10.76%
Return on average assets (1)	0.33%		0.15%		(0.05%)		1.11%
Return on average shareholders’ equity (1)	1.73%		0.91%		(0.28%)		6.74%
Consolidated capital to assets ratio	20.09%		16.31%		20.09%		16.31%
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    (1)  Quarterly information is annualized for comparability with full year information.
(2)  Excluding restructuring charges and other non-recurring charges.